Exhibit 99.1
Press Release
For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030
CVB Financial Corp. Reports Positive Earnings for 2009
•	Record net interest income, before provision for credit losses, of $222.3 million

•	Net income of $65.4 million for 2009

•	Diluted earnings per common share $0.56 (Reduced by $0.14 due to TARP preferred stock dividends)

•	Deposits, including customer repos, grew $1.06 billion over December 31, 2008

•	Allowance for credit losses 3.02% of total CBB loans & leases
Ontario, CA, January 21, 2010-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the year ended December 31, 2009.
CVB Financial Corp. reported net income of $65.4 million for the year ended December 31, 2009. This represents an increase of $2.3 million, or 3.72%, when compared with net income of $63.1 million for the year ended December 31, 2008. Diluted earnings per share were $0.56 for the year ended December 31, 2009. This was down $0.19, or 24.55%, from diluted earnings per share of $0.75 for the same period last year.
Chris Myers, President and CEO commented, “We achieved several goals in 2009: we raised $132.5 million in capital, re-paid all of our TARP funds, acquired San Joaquin Bank, increased our allowance for loan losses by $55 million and had substantial organic deposit growth. All of these efforts contributed to strengthening the Bank and helped us grow and prosper in this challenging environment.”
Net income for the year ended December 31, 2009 produced a return on beginning equity of 10.64%, a return on average equity of 10.00% and a return on average assets of 0.98%. The efficiency ratio, excluding the provision for credit losses, the gain on sale of securities, and the gain on acquisition, was 52.64% for the year. Operating expenses as a percentage of average assets were 2.01%.

The Company reported net income of $17.1 million for the fourth quarter ending December 31, 2009. This represented an increase of $4.8 million, or 39.02%, when compared with the $12.3 million in net income reported for the fourth quarter of 2008. Diluted earnings per share were $0.16 for the fourth quarter of 2009. This was up $0.02 from diluted earnings per share of $0.14 for the fourth quarter of 2008. The excess of the acquired assets over assumed liabilities resulted in an after-tax gain of $12.3 million. Fourth quarter operating results also include a $25.5 million provision for credit losses.
Net income for the fourth quarter of 2009 produced a return on beginning equity of 10.39%, a return on average equity of 9.99% and a return on average assets of 0.97%. The efficiency ratio, excluding the provision for credit losses and the gain on acquisition, was 58.88%. Operating expenses as a percentage of average assets were 2.25%.
Net Interest Income and Net Interest Margin
Net interest income, before the provision for credit losses, totaled $222.3 million for the year ended December 31, 2009. “This represents the highest net interest income in the history of the Company, demonstrating our ability to continue to grow top-line income,” said Chris Myers. This represents an increase of $28.6 million, or 14.76%, compared to the same period in 2008. The increase resulted from a $50.3 million decrease in interest expense which overshadowed a $21.7 million decrease in interest income. The decrease in interest income was primarily due to the decrease in interest rates. The decrease in interest expense was due to the decrease in the interest rates paid on deposits and borrowed funds, combined with a decrease in average borrowed funds of $670.0 million.
Net interest income, before provision for credit losses, totaled $58.1 million for the fourth quarter of 2009. This represents an increase of $6.0 million, or 11.56%, over net interest income of $52.1 million for the same period in 2008. The increase resulted from a $8.7 million decrease in interest expense, which overshadowed a $2.7 million decrease in interest income.
Net interest margin (tax equivalent) increased from 3.41% for the year ended December 31, 2008 to 3.75% for the year ended December 31, 2009. Total average earning asset yields decreased from 5.71% for 2008 to 5.17% for 2009. Total cost of funds decreased from 2.36% for 2008 to 1.49% for 2009. The increase in net interest margin is due to the cost of interest-bearing liabilities decreasing faster than the decrease in yields on earning assets.
Net interest margin (tax equivalent) increased from 3.62% for the fourth quarter of 2008 to 3.80% for the fourth quarter of 2009. Total average earning asset yields decreased from 5.60% for the fourth quarter of 2008 to 5.15% for the fourth quarter of 2009. The cost of funds decreased from 2.04% for the fourth quarter of 2008 to 1.39% for the fourth quarter of 2009.

Assets
The Company reported total assets of $6.74 billion at December 31, 2009. This represented an increase of $90.1 million, or 1.36%, over total assets of $6.65 billion at December 31, 2008. Earning assets totaling $6.17 billion decreased $109.5 million, or 1.74%, when compared with earning assets of $6.28 billion at December 31, 2008. The decrease in earnings assets was due to a decrease in our investment portfolio. See discussion below. Total loans and leases of $4.06 billion at December 31, 2009 increased $326.8 million, or 8.75% compared to $3.74 billion at December 31, 2008. The increase in loans was due to the SJB acquisition, which contributed $455.3 million (carrying value).
Investment Securities
Investment securities totaled $2.11 billion at December 31, 2009. This represents a decrease of $388.0 million, or 15.52%, when compared with $2.50 billion in investment securities at December 31, 2008. During 2009, we sold certain securities with relatively short maturities and recognized a gain on sale of securities of $28.4 million. We also recognized an other-than-temporary impairment on a private-label mortgage-backed investment security. The total impairment of $2.0 million was reduced by $1.7 million for the non-credit portion which was reflected in other comprehensive income. The remaining $323,000 loss was recognized as an offset to other operating income.
Our investment portfolio continues to perform well. As of December 31, 2009 we had an unrealized gain of $26.4 million. We have no preferred stock and no trust preferred securities. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the guarantee of the U.S. Government. Except for the bond discussed above, the remaining private-label mortgage-backed issues of approximately $30.4 million are performing well. Our municipal securities, totaling $663.4 million, are located throughout the United States, with approximately $40.8 million, or 6.1%, located within the state of California. All municipal bond securities are fully performing.
Deposits & Customer Repurchases
Total deposits and customer repos were $4.92 billion at December 31, 2009. This represents an increase of $1.06 billion, or 27.36%, when compared with total deposits and customer repos of $3.87 billion at December 31, 2008. This growth was due in part to the deposit initiatives we have been working on over the past few years. This growth came primarily from our newly formed Specialty Banking Group and Commercial Banking Centers.
We acquired $529.7 million in deposits from SJB. Of these deposits, $95.0 million were National CDs with high interest rates. As we lowered those rates, we experienced an outflow of these non-customer CDs, which was anticipated. At December 31, 2009, we had $432.0 million in deposits, of which $157.3 million were non-interest bearing demand deposits.

Borrowings
At December 31, 2009, we had $1.01 billion in borrowings. This represents a decrease of $987.5 million, or 49.55%, from borrowings of $1.99 billion at December 31, 2008. As a result of the increase in deposits and customer repurchases of $1.06 billion and the net decrease of $388.0 million in securities, it was possible for us to reduce our reliance on borrowed funds. In addition, we restructured some of our FHLB advances to reduce our interest expense and protect against a rising rate environment. In the fourth quarter of 2009, we restructured a $300 million advance by paying-off $100 million and terming-out $200 million for seven years at a 4.52% fixed rate. Imbedded in this fixed rate is a rate cap protecting an additional $200 million of interest rate risk. We also prepaid another $100 million advance. The prepayment penalty for the two $100 million advances was $4.4 million, which was recognized in other operating expenses in the fourth quarter of 2009. The prepayment penalty on the $200 million restructured advance was $1.9 million and will be amortized to interest expense over the next seven years.
San Joaquin Bank Acquisition
On October 16, 2009, Citizens Business Bank acquired substantially all of the assets and assumed substantially all of the liabilities of San Joaquin Bank (“SJB”) headquartered in Bakersfield, California, in an FDIC-assisted transaction. We acquired all five SJB branches, one of which will be consolidated into our existing Bakersfield business financial center in March 2010.
The acquisition has been accounted for under the purchase method. The assets and liabilities were recorded at their estimated fair values as of the October 16, 2009 acquisition date. The application of the purchase method of accounting resulted in an after-tax gain of $12.3 million which is included in 2009 earnings. The gain is based on fair values. Such fair values are preliminary estimates and are subject to adjustment for up to one year after the acquisition date. The core deposit intangible of $4.9 million will be amortized over ten years.
A summary of the estimated fair value adjustments resulting in the net gain follows:

October 16, 2009
(in thousands)

SJB’s cost basis net assets on October 16, 2009	$84,279

Purchase Accounting Fair Value Adjustments
Loans	(199,768)
FDIC loss sharing receivable	131,860
Core Deposit Intangible	4,904
Other assets	145
Time Deposits	(298)
Income tax liabliity	(8,871)

Net after-tax gain from SJB acquisition	$12,251

Asset Quality
The SJB loans have a par value of $655.1 million and an adjusted carrying value of $455.3 million. Due to the nature of the transaction and the loss guarantee from the FDIC, we have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans have been marked to fair value and also have a guarantee by the FDIC. The allowance for credit losses as of December 31, 2009 pertains only to those loans made by Citizens Business Bank and not those acquired through the San Joaquin Bank transaction.
Citizens Business Bank Asset Quality (non-covered loans)
The allowance for credit losses increased from $55.0 million as of December 31, 2008 to $108.9 million as of December 31, 2009. The increase was primarily due to a provision for credit losses of $80.5 million during 2009. During 2009, we had loan charge-offs totaling $26.3 million and recoveries on previously charged-off loans of $803,000. This resulted in net charge-offs of $25.5 million. By comparison, during 2008, the Company had net charge-offs of $5.7 million and a $26.6 million provision for credit losses. The allowance for credit losses was 3.02% and 1.44% of total loans and leases outstanding as of December 31, 2009 and 2008, respectively. “Because the economy continues to struggle, our objective has been to increase our allowance as a percentage of total loans. Although our losses and non-performing loans are low by comparison to peers, they have increased. We regard the overall weakness in the economy as a driving factor in determining our allowance,” said Myers.
We had $69.8 million in non-performing loans at December 31, 2009, or 1.93% of total loans. This compares to non-performing loans of $17.7 million at December 31, 2008. The non-performing loans consist of $13.9 million in residential construction and land loans, $23.8 million in commercial construction loans, $11.8 million in single-family mortgage loans, $17.1 million in commercial real estate loans, and $3.2 million in commercial loans.
At December 31, 2009, we had $3.9 million in Other Real Estate Owned (“OREO”). This represents a decrease of $2.7 million from OREO of $6.6 million at December 31, 2008. At December 31, 2008, we had 10 OREO properties. During 2009, we added nine properties for a total of $11.5 million to OREO. During the year, we sold 17 properties with an OREO value of $14.3 million for cash proceeds of $13.9 million. We now have two OREO properties.
At December 31, 2009, we had loans delinquent 30 to 89 days of $10.5 million. This compares to delinquent loans of $5.2 million at December 31, 2008. As a percentage of total loans, delinquencies, excluding non-accruals, were 0.29% at December 31, 2009 and 0.14% at December 31, 2008.
San Joaquin Bank Asset Quality (covered loans)
We acquired $688.9 million in loans from SJB. The FDIC loss threshold is $144.0 million and we have a first loss amount of $26.7 million. We will absorb 20% of the next $117.3 million in losses and the FDIC will absorb 80% of the losses. Thereafter, we will absorb 5% of the losses and the FDIC will absorb 95% of the losses. We have recorded these estimated future losses as a discount to loans acquired at the acquisition date. As such, we don’t expect these losses to have a significant impact to future earnings.

At December 31, 2009 we had $655.1 million in gross loans from SJB with a carrying value of $455.3 million. Of the gross loans, we have $163.2 million in non-accrual and $23.2 million in loans delinquent 30 to 89 days. Non-accrual loans represent 24.92% of gross loans and delinquent loans represent 3.54%. We have taken two properties into OREO totaling $5.6 million.
CitizensTrust
CitizensTrust has approximately $1.9 billion in assets under administration, including $1.0 billion in assets under management, as of December 31, 2009. This compares with $1.8 billion in assets under administration, including $782.4 million in assets under management at December 31, 2008. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.
Corporate Overview
CVB Financial Corp. is the holding company for Citizens Business Bank, a financial services company based in Ontario, California. Citizens Business Bank serves 40 cities with 46 business financial centers and 5 commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.
Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.
Safe Harbor
Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; ability to repurchase our securities issued to the U.S. Treasury pursuant to its Capital Purchase Program; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; the ability to increase market share and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2008, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.
###

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
dollars in thousands

	December 31,
	2009	2008
Assets:
Cash and due from banks	$103,254	$95,297

Investment Securities available-for-sale	2,108,463	2,493,476
Investment Securities held-to-maturity	3,838	6,867
Federal funds sold and Interest-bearing balances due from depository institutions	1,226	285
Investment in stock of Federal Home Loan Bank (FHLB)	97,582	93,240

Loans held-for-sale	1,439
Loans and lease finance receivables	4,063,664	3,736,838
Less allowance for credit losses	(108,924)	(53,960)

Net loans and lease finance receivables	3,954,740	3,682,878

Total earning assets	6,167,288	6,276,746
Premises and equipment, net	41,444	44,420
Intangibles	12,761	11,020
Goodwill	55,097	55,097
Cash value of life insurance	109,480	106,366
Other assets	250,445	60,705

TOTAL	$6,739,769	$6,649,651

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,561,981	$1,334,248
Investment Checking	469,413	324,907
Savings/MMDA	1,213,002	818,872
Time Deposits	1,194,258	1,030,129

Total Deposits	4,438,654	3,508,156

Demand Note to U.S. Treasury	2,425	5,373
Customer Repurchase Agreements	485,132	357,813
Repurchase Agreements	250,000	250,000
Borrowings	753,118	1,737,660
Junior Subordinated Debentures	115,055	115,055
Other liabilities	57,157	60,702

Total Liabilities	6,101,541	6,034,759
Stockholders’ equity:
Stockholders’ equity	611,838	586,161
Accumulated other comprehensive income (loss), net of tax	26,390	28,731

	638,228	614,892

TOTAL	$6,739,769	$6,649,651

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(unaudited)
dollars in thousands

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Assets:
Cash and due from banks	$228,178	$96,335	$156,993	$101,282
Investment securities available-for-sale	2,200,226	2,370,784	2,321,956	2,435,129
Investment securities held-to-maturity	4,055	6,948	5,826	6,934
Federal funds sold and Interest-bearing balances due from depository institutions	98,492	349	76,274	1,086
Investment in stock of Federal Home Loan Bank (FHLB)	96,213	92,856	93,989	89,601

Loans held-for-sale	605	—	153	—
Loans and lease finance receivables	3,997,884	3,645,278	3,735,339	3,506,510
Less allowance for credit losses	(92,611)	(40,893)	(77,670)	(37,280)

Net loans and lease finance receivables	3,905,273	3,604,385	3,657,669	3,469,230

Total earning assets	6,304,864	6,075,322	6,155,867	6,001,980
Premises and equipment, net	42,082	44,263	43,266	45,494
Intangibles	12,417	11,366	10,444	12,709
Goodwill	55,097	55,097	55,097	55,105
Cash value of life insurance	109,075	106,172	107,933	105,228
Other assets	202,246	89,385	112,890	73,115

TOTAL	$6,953,959	$6,477,940	$6,642,490	$6,394,913

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,573,039	$1,300,431	$1,431,204	$1,268,548
Interest-bearing	2,877,983	2,050,643	2,561,734	2,008,637

Total Deposits	4,451,022	3,351,074	3,992,938	3,277,185

Other borrowings	1,644,925	2,460,252	1,812,873	2,482,888
Junior Subordinated Debentures	115,055	115,055	115,055	115,055
Other liabilities	65,221	65,052	67,746	61,119

Total Liabilities	6,276,223	5,991,433	5,988,612	5,936,247
Stockholders’ equity:
Stockholders’ equity	631,059	502,247	620,083	457,427
Accumulated other comprehensive income (loss), net of tax	46,677	(15,740)	33,795	1,239

	677,736	486,507	653,878	458,666

TOTAL	$6,953,959	$6,477,940	$6,642,490	$6,394,913

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
dollar amounts in thousands, except per share

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Interest Income:
Loans held-for-sale	$5	$—	$5	$—
Loans and leases, including fees	56,217	53,416	206,074	212,626
Investment securities:
Taxable	16,950	21,482	76,798	86,930
Tax-advantaged	6,769	7,035	27,329	28,371

Total investment income	23,719	28,517	104,127	115,301
Dividends from FHLB Stock	—	886	195	4,552
Federal funds sold & Interest-bearing CDs with other institutions	162	4	358	39

Total interest income	80,103	82,823	310,759	332,518
Interest Expense:
Deposits	5,993	7,569	24,956	35,801
Borrowings and junior subordinated debentures	16,039	23,200	63,539	103,038

Total interest expense	22,032	30,769	88,495	138,839

Net interest income before provision for credit losses	58,071	52,054	222,264	193,679
Provision for credit losses	25,500	17,900	80,500	26,600

Net interest income after provision for credit losses	32,571	34,154	141,764	167,079
Other Operating Income:
Impairment loss on investment securities	(144)	—	(1,994)	—
Less: Noncredit-related impairment loss recorded in other comprehensive income	53	—	1,671	—

Net impairment loss on investment securities recognized in earnings	(91)	—	(323)	—
Service charges on deposit accounts	3,809	3,848	14,889	15,228
Trust and investment services	1,709	2,020	6,657	7,926
Gain on sale of investment securities	—	—	28,446	—
Other	24,476	3,374	31,402	11,303

Total other operating income	29,903	9,242	81,071	34,457
Other operating expenses:
Salaries and employee benefits	16,172	14,284	62,985	61,271
Occupancy	3,334	2,939	11,649	11,813
Equipment	1,828	1,606	6,712	7,162
Professional services	1,967	1,504	6,965	6,519
Amortization of intangible assets	906	898	3,163	3,591
Provision for unfunded commitments	1,950	150	3,750	1,300
OREO Expense	13	89	1,211	89
Other	13,195	6,484	37,151	24,043

Total other operating expenses	39,365	27,954	133,586	115,788

Earnings before income taxes	23,109	15,442	89,249	85,748
Income taxes	6,041	3,165	23,830	22,675

Net earnings	$17,068	$12,277	$65,419	$63,073

Basic earnings per common share	$0.16	$0.14	$0.56	$0.75

Diluted earnings per common share	$0.16	$0.14	$0.56	$0.75

Cash dividends per common share	$0.085	$0.085	$0.340	$0.340

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Interest income — (Tax-Effected) (te)	$82,870	$85,684	$321,917	$344,040
Interest Expense	22,032	30,769	88,495	138,839

Net Interest income — (te)	$60,838	$54,915	$233,422	$205,201

Return on average assets	0.97%	0.75%	0.98%	0.99%
Return on average equity	9.99%	10.04%	10.00%	13.75%
Efficiency ratio	63.01%	64.42%	59.95%	57.45%
Net interest margin (te)	3.80%	3.62%	3.75%	3.41%

Weighted average shares outstanding
Basic	105,902,311	83,165,763	92,955,172	83,120,817
Diluted	106,023,730	83,383,653	93,055,801	83,335,503
Dividends declared	$9,054	$7,078	$32,228	$28,317
Dividend payout ratio	53.05%	57.65%	49.26%	44.90%

Number of shares outstanding-EOP	106,231,511	83,270,263
Book value per share	$6.01	$5.92

	December 31,
	2009	2008
(Non-covered loans)
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$69,779	$17,684
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned (OREO), net	3,936	6,565

Total non-performing assets	$73,715	$24,249

Percentage of non-performing assets to total loans outstanding and OREO	1.81%	0.65%

Percentage of non-performing assets to total assets	1.09%	0.36%

Allowance for loan losses to non-performing assets	147.76%	222.52%

Net Charge-off to Average loans	0.68%	0.16%

Allowance for Credit Losses:
Beginning Balance	$53,960	$33,049
Total Loans Charged-Off	(26,339)	(6,037)
Total Loans Recovered	803	348

Net Loans Charged-off	(25,536)	(5,689)
Provision Charged to Operating Expense	80,500	26,600

Allowance for Credit Losses at End of period	$108,924	$53,960

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands, except per share data)
(unaudited)
Quarterly Common Stock Price

	2009		2008		2007
Quarter End	High	Low	High	Low	High	Low
March 31,	$12.11	$5.31	$11.20	$8.45	$13.38	$11.42
June 30,	$7.77	$5.69	$12.10	$9.44	$12.40	$10.63
September 30,	$8.70	$4.90	$15.01	$7.65	$12.71	$9.51
December 31,	$9.00	$6.93	$13.89	$9.29	$11.97	$9.98
Quarterly Consolidated Statements of Earnings

	4Q	3Q	2Q	1Q	4Q
	2009	2009	2009	2009	2008
Interest income
Loans, including fees	$56,222	$50,561	$49,771	$49,526	$53,416
Investment securities and federal funds sold	23,881	25,358	26,004	29,436	29,407

	80,103	75,919	75,775	78,962	82,823

Interest expense
Deposits	5,993	5,934	6,439	6,590	7,569
Other borrowings	16,039	15,179	15,241	17,080	23,200

	22,032	21,113	21,680	23,670	30,769

Net interest income before provision for credit losses	58,071	54,806	54,095	55,292	52,054
Provision for credit losses	25,500	13,000	20,000	22,000	17,900

Net interest income after provision for credit losses	32,571	41,806	34,095	33,292	34,154

Non-interest income	29,903	15,102	19,709	16,357	9,242
Non-interest expenses	39,365	29,845	32,979	31,397	27,954

Earnings before income taxes	23,109	27,063	20,825	18,252	15,442
Income taxes	6,041	7,741	4,964	5,084	3,165

Net earnings	$17,068	$19,322	$15,861	$13,168	$12,277

Basic earning per common share	$0.16	$0.10	$0.17	$0.13	$0.14
Diluted earnings per common share	$0.16	$0.10	$0.17	$0.13	$0.14

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$9,054	$9,012	$7,079	$7,083	$7,078

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Distribution of Loan Portfolio
(Non-covered loans)

	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008

Commercial and Industrial	$413,715	$385,274	$372,162	$355,591	$370,829
Real Estate:
Construction	265,444	295,315	303,629	333,234	351,543
Commercial Real Estate	1,989,644	1,959,725	1,964,258	1,965,531	1,945,706
SFR Mortgage	265,543	290,831	306,225	328,145	333,931
Consumer	67,693	67,317	67,947	69,708	66,255
Municipal lease finance receivables	159,582	162,962	165,527	169,230	172,973
Auto and equipment leases	30,337	34,072	37,242	41,708	45,465
Dairy and Livestock	422,958	411,574	405,427	404,090	459,329

Gross Loans	3,614,916	3,607,070	3,622,417	3,667,237	3,746,031
Less:
Deferred net loan fees	(6,537)	(6,983)	(7,661)	(8,378)	(9,193)
Allowance for credit losses	(108,924)	(87,316)	(74,755)	(65,755)	(53,960)

Net Loans	$3,499,455	$3,512,771	$3,540,001	$3,593,104	$3,682,878

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Non-Performing Assets & Delinquency Trends

	Total	Covered Loans	Non-covered loans
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2009	2009	2008
Non-Performing Loans
Residential Construction and Land	$35,049	$21,206	$13,843	$15,729	$17,348	$20,943	$7,524
Commercial Construction	84,632	60,800	23,832	19,636	21,270	22,102	—
Residential Mortgage	15,205	3,418	11,787	8,102	4,632	2,203	3,116
Commercial Real Estate	86,843	69,714	17,129	13,522	7,041	1,661	4,658
Commercial and Industrial	11,256	8,083	3,173	1,045	859	792	2,074
Consumer	15	—	15	100	115	336	312

Total	$233,000	$163,221	$69,779	$58,134	$51,265	$48,037	$17,684

% of Total Loans	5.46%	24.92%	1.93%	1.61%	1.42%	1.31%	0.47%

Past Due 30-89 Days
Residential Construction and Land	$369	$369	$—	$—	$—	$—	$—
Commercial Construction	13,089	13,089	—	—	—	—	—
Residential Mortgage	5,203	282	4,921	1,510	2,069	3,814	1,931
Commercial Real Estate	10,603	8,196	2,407	190	1,074	8,341	2,402
Commercial and Industrial	4,254	1,281	2,973	5,094	590	1,720	592
Dairy & Livestock	—	—	—	—	3,551	—	—
Consumer	239	—	239	87	8	62	231

Total	$33,757	$23,217	$10,540	$6,881	$7,292	$13,937	$5,156

% of Total Loans	0.79%	3.54%	0.29%	0.19%	0.20%	0.38%	0.14%

OREO
Residential Construction and Land	$75	$75	$—	$1,137	$1,789	$2,416	$6,158
Commercial Construction	5,490	5,490	—	—	—	—	—
Commercial Real Estate	—	—	—	—	1,187	4,612	87
Commercial and Industrial	3,936	—	3,936	—	893	893	—
Residential Mortgage	—	—	—	—	—	745	320
Consumer	—	—	—	—	166	—	—

Total	$9,501	$5,565	$3,936	$1,137	$4,035	$8,666	$6,565

Total Non-Performing, Past Due & OREO	$276,258	$192,003	$84,255	$66,152	$62,592	$70,640	$29,405

% of Total Loans	6.47%	29.31%	2.33%	1.84%	1.73%	1.93%	0.79%